Exhibit 99.1
ACCELRYS ANNOUNCES SECOND QUARTER 2013 RESULTS

San Diego, July 31, 2013 - Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the fiscal quarter ended June 30, 2013. Non-GAAP revenue for the quarter ended June 30, 2013 increased $0.3 million to $41.8 million from $41.6 million for the same quarter of the previous year, or an increase of one percent. Non-GAAP revenue for the six months ended June 30, 2013 increased $2.4 million to $85.8 million from $83.3 million for the same period of the previous year, or an increase of three percent.
Non-GAAP net income was $3.7 million, or $0.07 per diluted share, for the quarter ended June 30, 2013 compared to non-GAAP net income of $4.1 million, or $0.07 per diluted share, for the same quarter of the previous year. Non-GAAP net income was $7.3 million, or $0.13 per diluted share, for the six months ended June 30, 2013 compared to non-GAAP net income of $8.7 million, or $0.15 per diluted share, for the same period of the previous year.
GAAP revenue for the quarter ended June 30, 2013 increased $0.6 million to $39.0 million from $38.4 million for the same quarter of the previous year, or an increase of two percent. GAAP revenue for the six months ended June 30, 2013 increased $3.3 million to $81.2 million from $77.8 million for the same period of the previous year, or an increase of four percent.
GAAP net income was $19.8 million, or $0.35 per diluted share, for the quarter ended June 30, 2013 compared to GAAP net loss of $(0.5) million, or $(0.01) per diluted share, for the same quarter of the previous year. GAAP net income was $14.1 million, or $0.25 per diluted share, for the six months ended June 30, 2013 compared to GAAP net loss of $(2.8) million, or $(0.05) per diluted share, for the same period of the previous year. GAAP net income for the three and six months ended June 30, 2013 included a one-time gain of $25.9 million, or $0.45 per diluted share for both periods, recognized upon the payoff of the promissory note receivable from Intermolecular, Inc. (“Intermolecular”) in May 2013.
“The implementation of our market segment strategy and field coverage model continued to take hold during the quarter and our execution improved across the business producing positive results overall.  Orders performance for the second quarter improved from Q1 2013 and represented solid growth over the second quarter of 2012,” said Max Carnecchia, President and Chief Executive Officer of Accelrys. “The teams are gaining momentum and we have added additional talent to the organization.  Overall the market dynamics appear to be improving; and we remain confident that we are uniquely positioned to create a growing world-class software company and capitalize on the scientific innovation lifecycle management market opportunity. The restructuring announced today further strengthens our financial position and aligns our resources with the significant growth opportunity of our business.”
Recent Business Highlights:

•
On July 25, 2013 we strengthened the board of directors through the addition of a new independent director, Heidi Melin, currently the chief marketing officer of Plex Systems, Inc., a cloud Enterprise Resource Planning (“ERP”) technology company that delivers plant floor-focused ERP to manufacturers. Ms. Melin brings to Accelrys more than 20 years of experience in marketing in the high technology industry.

Specific business highlights from the quarter ended June 30, 2013 include the release of new products such as:

•	The Experiment Knowledge Base, the first informatics system for R&D that gives scientists the ability to search and mine experimentation data from almost any source

•	The enhanced Accelrys Process Management and Compliance Suite with Discoverant 4.3, providing new enterprise manufacturing process intelligence capabilities

•	The Accelrys Enterprise Platform 9.0, which has expansive capabilities for managing Big Data and the challenges associated with externalization

•	A cloud-based Externalized Collaboration Suite, which addresses the needs of life sciences organizations engaged in collaborative network research

In addition, Accelrys continued to enhance its relationships with partners, by:

•	Expanding our relationship with BT through the release of our industry-leading research and collaboration workspace, HEOS, on the BT Life Sciences R&D Cloud; and

•
Further strengthening our partnership with BT through the development of innovative data mining strategies using Accelrys Enterprise Platform to handle large sets of structured and unstructured data, such as BT's collations of public health data, which have previously proven difficult, if not impossible, to manage with other technologies

Realignment of Company Operations:
Separately today the Company announced the restructuring of approximately 80 employees, or about 12% of its total workforce, and the abandonment of a portion of one of its facilities in San Ramon, California. These actions are intended to reduce costs and to realign the Company's operations to focus on growth opportunities within the Company's market segments. Approximately 40 positions will be filled in different capacities or locations to rebalance the skillset as part of this realignment.
Calendar Year 2013 Outlook
For the year ending December 31, 2013, the Company expects non-GAAP revenue to be between $176 and $179 million, and non-GAAP diluted earnings per share to be between $0.32 and $0.34 per diluted share on fully diluted weighted average shares outstanding of 57 million and using an effective tax rate of 40 percent.
Non-GAAP Financial Measures:
This press release describes financial measures for non-GAAP revenue, operating income, net income, net income per diluted share and free cash flow that exclude deferred revenue fair value adjustments, acquisition-related cost of revenue, business consolidation, transaction and headquarter-relocation costs, stock-based compensation expense, purchased intangible asset amortization, royalty income fair value adjustments, amortization of note receivable discount, gain on sale of real estate, gain on sale of intellectual property, write-off of lease related assets and other non-operating expense. Additionally, our non-GAAP net income reflects an effective pro-forma tax rate of 40 percent. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.
Management believes these non-GAAP financial measures provide a useful measure of the Company's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.
For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP revenue	$39,036	$38,394	$81,174	$77,833
Deferred revenue fair value adjustment[1]	2,808	3,158	4,576	5,515
Non-GAAP revenue	$41,844	$41,552	$85,750	$83,348

GAAP operating loss	$(7,414)	$(3,721)	$(13,876)	$(6,909)
Deferred revenue fair value adjustment[1]	2,808	3,158	4,576	5,515
Acquisition-related cost of revenue[2]	—	(482)	(124)	(705)
Business consolidation, transaction and headquarter-relocation costs[3]	2,058	(35)	4,212	604
Stock-based compensation expense[4]	2,119	1,848	4,539	3,639
Purchased intangible asset amortization[5]	4,624	4,192	9,273	8,368
Non-GAAP operating income	$4,195	$4,960	$8,600	$10,512

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Depreciation expense	904	798	1,780	1,602
Cash received for interest and royalty income	2,188	1,881	4,716	5,171
Cash paid for income taxes, net of refunds received	(173)	(880)	(1,287)	(2,044)
Capital expenditures	(6,294)	(1,520)	(8,547)	(2,291)
Non-GAAP free cash flow	$820	$5,239	$5,262	$12,950

GAAP net income (loss)	$19,787	$(520)	$14,061	$(2,774)
Deferred revenue fair value adjustment[1]	2,808	3,158	4,576	5,515
Acquisition-related cost of revenue[2]	—	(482)	(124)	(705)
Business consolidation, transaction and headquarter-relocation costs[3]	2,058	(35)	4,212	604
Stock-based compensation expense[4]	2,119	1,848	4,539	3,639
Purchased intangible asset amortization[5]	5,029	4,616	10,083	9,215
Royalty income fair value adjustment[6]	—	200	—	400
Amortization of note receivable discount[7]	(481)	(268)	(685)	(388)
Gain on sale of real estate[8]	—	(2,744)	—	(2,744)
Gain on sale of intellectual property[9]	(25,821)	—	(25,895)	—
Write-off of lease related assets[10]	—	670	—	670
Other non-operating expense[11]	114	—	33	—
Income tax[12]	(1,875)	(2,330)	(3,508)	(4,707)
Non-GAAP net income	$3,738	$4,113	$7,292	$8,725

GAAP diluted net income (loss) per share	$0.35	$(0.01)	$0.25	$(0.05)
Deferred revenue fair value adjustment[1]	0.05	0.06	0.08	0.10
Acquisition-related cost of revenue[2]	—	(0.01)	—	(0.01)
Business consolidation, transaction and headquarter-relocation costs[3]	0.04	—	0.07	0.01
Stock-based compensation expense[4]	0.04	0.03	0.08	0.06
Purchased intangible asset amortization[5]	0.09	0.08	0.18	0.16
Royalty income fair value adjustment[6]	—	—	—	0.01
Amortization of note receivable discount[7]	(0.01)	—	(0.01)	(0.01)
Gain on sale of real estate[8]	—	(0.05)	—	(0.05)
Gain on sale of intellectual property[9]	(0.45)	—	(0.45)	—
Write-off of lease related assets[10]	—	0.01	—	0.01
Other non-operating expense[11]	—	—	—	—
Income tax[12]	(0.03)	(0.04)	(0.06)	(0.08)
Non-GAAP diluted net income per share[13]	$0.07	$0.07	$0.13	$0.15

Weighted average shares used to compute net income per share:
Basic	55,707	55,596	55,694	55,690
Diluted	56,874	56,456	56,964	56,484

1Deferred revenue fair value adjustment relates to our acquisitions of Vialis, Aegis, VelQuest and Contur and our merger with Symyx, and adds back the impact of writing down the acquired historical deferred revenue to fair value as required by purchase accounting guidance.
2Acquisition-related cost of revenue relates to our acquisition of VelQuest, and adds back the impact of writing down the acquired deferred cost of revenue as required by purchase accounting guidance.

3Business consolidation, transaction and headquarter-relocation costs consist of professional services, legal, litigation, employee-related and other costs incurred in connection with our acquisition and related integration activities, as well as lease obligation exit costs, severance and other costs incurred in connection with the various restructuring activities commenced by the Company. Also included are contingent compensation costs relating to the Vialis and the Contur acquisitions as well as costs associated with our headquarter relocation in July 2013, including professional services and additional rent expense during the transition to the new facility.

4Stock-based compensation expense is included in our consolidated statements of operations as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)
Cost of revenue	$149	$147	$384	$289
Product development	476	374	932	756
Sales and marketing	641	665	1,496	1,254
General and administrative	848	648	1,717	1,335
Business consolidation, transaction and headquarter-relocation costs	5	14	10	5
Total stock-based compensation expense	$2,119	$1,848	$4,539	$3,639

5Purchased intangible asset amortization is included in our consolidated statements of operations as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)
Amortization of completed technology	$2,213	$2,074	$4,429	$4,155
Purchased intangible asset amortization	2,411	2,118	4,844	4,213
Royalty and other income, net	405	424	810	847
Total purchased intangible amortization expense	$5,029	$4,616	$10,083	$9,215

6Royalty income fair value adjustment relates to our merger with Symyx, and adds back the impact of writing down deferred royalty income to fair value as required by purchase accounting guidance.
7Amortization of note receivable discount adjusts the amortization of the discount on our promissory note receivable from Intermolecular in connection with the sale of intellectual property in November 2011.
8Gain on sale of real estate relates to the sale of real property, comprised of land and an office building located in Santa Clara, California, which we sold in June 2012. This property was acquired as a result of our merger with Symyx and was not utilized in our ongoing operations.
9Gain on sale of intellectual property to Intermolecular reflects the gain recognized upon the payoff of the promissory note receivable from Intermolecular in May 2013.
10Write-off of lease related assets relates to the write off in June 2012 of certain assets in connection with exiting the lease of a restructured facility.
11Other non-operating expense for the three months ended June 30, 2013 relates to loss on disposal of certain fixed assets as a result of the relocation of our corporate headquarters, offset by a reversal of gain on bargain purchase resulting from purchase accounting measurement period adjustments from our Vialis acquisition in January 2013. Other non-operating expense for the six months ended June 30, 2013 relates to loss on disposal of certain fixed assets as a result of the relocation of our corporate headquarters.
12Income tax adjustments relate to adjusting our non-GAAP operating results to reflect an effective tax rate of 40 percent that would be applied if the Company was in a taxable income position and was not able to utilize its net operating loss carryforwards. The income tax adjustment also excludes any impact of a release of our valuation allowance against deferred tax assets.
13Earnings per share amounts for the three and six months ended June 30, 2013 do not add due to rounding.

Conference Call Details:

At 5 p.m. ET, July 31, 2013, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 309-0459 (+1 (937) 999-3232 outside the United States) and enter the access code, 93527059, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at http://ir.accelrys.com/.
A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (855) 859-2056 (+1 (404) 537-3406 outside the United States) and entering access code, 93527059, beginning 8:00 p.m. ET on July 31, 2013 through 11:59 p.m. ET on August 31, 2013.
About Accelrys:
Accelrys (NASDAQ: ACCL), a leading provider of scientific innovation lifecycle management software, supports industries and organizations that rely on scientific innovation to differentiate themselves. The industry-leading Accelrys Enterprise Platform provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow and automation, and data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.
Accelrys solutions are used by more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries. Headquartered in San Diego, Calif., Accelrys employs more than 200 full-time PhD scientists. For more information about Accelrys, visit http://www.accelrys.com.

Forward-Looking Statements:
Statements contained in this press release relating to the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company's expected non-GAAP revenue and diluted earnings per share for the year ending December 31, 2013 and statements relating to the Company's long-term prospects and execution of its strategic growth initiatives, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not achieve its expected non-GAAP revenue or diluted earnings per share for the year ending December 31, 2013 and/or that the Company will not successfully execute its strategic growth initiatives, in each case due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company's products. Additional risks and uncertainties faced by the Company are contained from time to time in the Company's filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2012, quarterly reports on Form 10-Q and current reports on Form 8-K. Collectively, these risks and uncertainties could cause the Company's actual results to differ materially from those projected in its forward-looking statements, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Accelrys, Inc.
Michael A. Piraino
Executive Vice President &
Chief Financial Officer
858-799-5200
Investor Relations
MKR Group
Todd Kehrli
323-468-2300
accl@mkr-group.com

ACCELRYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
License and subscription revenue	$20,487	$21,399	$42,762	$43,096
Maintenance on perpetual licenses	9,497	9,128	19,561	18,619
Content	2,418	3,032	4,986	6,575
Professional services and other	6,634	4,835	13,865	9,543
Total revenue	39,036	38,394	81,174	77,833
Cost of revenue:
Cost of revenue	10,580	10,017	22,487	19,895
Amortization of completed technology	2,213	2,074	4,429	4,155
Total cost of revenue	12,793	12,091	26,916	24,050
Gross profit	26,243	26,303	54,258	53,783
Operating expenses:
Product development	9,729	9,747	20,097	19,299
Sales and marketing	15,356	13,813	30,489	27,678
General and administrative	4,098	4,367	8,482	8,893
Business consolidation, transaction and headquarter-relocation costs (recoveries)	2,063	(21)	4,222	609
Purchased intangible asset amortization	2,411	2,118	4,844	4,213
Total operating expenses	33,657	30,024	68,134	60,692
Operating loss	(7,414)	(3,721)	(13,876)	(6,909)
Gain on sale of intellectual property	25,821	—	25,895	—
Royalty and other income, net	1,997	3,613	3,396	5,244
Income (loss) before income taxes	20,404	(108)	15,415	(1,665)
Income tax expense	617	412	1,354	1,109
Net income (loss)	$19,787	$(520)	$14,061	$(2,774)

Net income (loss) per share amounts:
Basic	$0.36	$(0.01)	$0.25	$(0.05)
Diluted	$0.35	$(0.01)	$0.25	$(0.05)

Weighted average shares used to compute net income (loss) per share
Basic	55,707	55,596	55,694	55,690
Diluted	56,874	55,596	56,964	55,690

ACCELRYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2013	December 31, 2012
	(unaudited)	(audited)
Assets
Cash, cash equivalents, and marketable securities[1]	$155,379	$115,646
Trade receivables, net	18,938	47,196
Notes receivable	8,979	34,796
Other assets, net[2]	204,496	208,204
Total assets	$387,792	$405,842
Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	30,573	37,877
Deferred revenue, including current portion[3]	84,552	89,151
Deferred gain on sale of intellectual property	—	25,895
Non-current liabilities, excluding deferred revenue[4]	15,803	10,098
Total stockholders’ equity	256,864	242,821
Total liabilities and stockholders’ equity	$387,792	$405,842

1Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Restricted cash; Marketable securities; Marketable securities, net of current portion; and Restricted cash, net of current portion.
2Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets.
3Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion.
4Noncurrent liabilities, excluding deferred revenue consists of the following line items in our consolidated balance sheet: Accrued income tax; Accrued restructuring charges, net of current portion and Lease-related liabilities, net of current portion.